For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces Record First Quarter Earnings
•	Revenues rose 19.8% to a record $392 million

•	Net income climbed to a record $52 million

•	May comparable store sales currently in the 6-7% range, with Chico’s in the 3-4% range and WH|BM in the 22-23% range

•	Company announces 25% square footage growth plan for fiscal 2007
     Fort Myers, FL - May 25, 2006 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the first quarter ended April 29, 2006.
     Net sales for the first quarter ended April 29, 2006, increased 19.8% to a record $392 million from $327 million for the first quarter ended April 30, 2005. Net income rose to $52 million, or $0.29 a diluted share, compared to net income of $47 million, or $0.26 a diluted share in the prior year’s first quarter. The effect of the adoption of SFAS 123R for the first quarter of fiscal 2006 was approximately $.02 per diluted share. Comparable store sales for the Company-owned stores increased 6.6% for the thirteen-week period ended April 29, 2006 compared to the same thirteen-week period last year.
     Scott A. Edmonds, President and CEO, commented, “Chico’s FAS, Inc. continues to be one of the most productive and profitable apparel retailers in the industry. Even after implementing the new stock-based compensation accounting requirements, Chico’s still produced an overall operating margin in excess of 20%. We saw solid increases in brand operating margins and our quarterly results are in line with the guidance we provided earlier this month. Both the Chico’s and WH|BM brands produced over $1,000 in net sales per selling square foot in fiscal 2005 and we are on pace to do at least the same this year. We continue to be excited about the growth and expansion opportunities for all of our brands, and our focus and commitment remain on long term growth. We are making important investments in our newer brands as we have transitioned to multiple platforms for growth. With these continuing long term investments we expect there will be some continued pressure on the overall operating margin percentage for the remainder of fiscal 2006 and the first half of 2007. With that said, we still expect to significantly increase the earnings and maintain one of the top operating margin percentages in the retail apparel industry.”
     Mr. Edmonds continued, “We are further announcing a more aggressive fiscal 2007 store opening program that includes a 25% overall square footage growth goal, following the 30% square footage growth goal for our current fiscal year 2006.”

     Some of the other first quarter highlights this year compared to the first quarter results last year include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, increased by 11% from $268 million to $297 million. Comparable store sales for the combined brands, after nine years of double digit increases for the Chico’s brand, increased in the low single digit range, slightly below management’s announced expectations of an increase in the mid single digit range. The average transaction amount for the Chico’s and Soma front-line stores increased by over 4%, while the merchandise margins increased by 110 basis points in the Chico’s brand and 460 basis points in the Soma brand. The brand operating margin for Chico’s improved 40 basis points, even after taking into account the newly required deduction for stock-based compensation expense. The brand operating margin for Soma, excluding a planned increase in marketing expenses, increased by approximately 700 basis points.

•	The WH|BM brand sales, excluding catalog and Internet, increased by 62% from $49 million to $79 million, while comparable store sales for the brand increased in the mid 30% range, continuing its trend of five consecutive years of double digit same store sales increases. The average transaction amount for the WH|BM brand increased by slightly over 6%, although the merchandise margins declined by 20 basis points in large part due to sweater markdowns taken in February. It should be noted that the merchandise margins for the WH|BM brand in the months of March and April were up between 40 to 190 basis points. This improving merchandise margin trend has continued through May month-to-date, with merchandise margins increasing by approximately 300 basis points. The brand operating margin for WH|BM improved by 500 basis points for the first quarter of fiscal 2006.

•	Fitigues, our newest brand, which is undergoing infrastructure improvements during fiscal 2006, reduced earnings per share slightly, which is consistent with earlier management statements projecting that Fitigues would have the effect of reducing earnings by approximately $.01 to $.02 in fiscal 2006.

•	Catalog and Internet sales saw an overall 55% increase, principally due to the addition in fiscal 2006 of catalog and Internet sales of WH|BM and Fitigues merchandise and a stepped up presence of Soma merchandise in the catalog and Internet. The Chico’s brand also experienced a solid 19% increase in its catalog and Internet sales.

•	The outlet division, which includes sales from all four of the brands, showed strong increases in both gross and operating margins as overall gross margins in the division advanced by over 550 basis points, while overall operating margins in the division improved by slightly over 700 basis points.

•	Stock-based compensation expense associated with the adoption of SFAS 123R, which is new in fiscal 2006, reduced the gross margin by $1.4 million, or 40 basis points, and increased SG&A costs by $3.5 million, or 90 basis points. Overall, this accounting change had the effect of reducing net income and earnings per share for the first quarter of fiscal 2006 by $3.4 million and approximately $.02 per diluted share, respectively.

•	The Company opened 19 new stores during the quarter, closed 3 stores, reacquired 1 franchised store and added the 11 net new Fitigues store chain to its store base. In addition, the Company expanded or relocated 5 additional stores.

•	Overall inventories increased 21%, approximately in line with the overall 20% sales growth. The Company’s inventory per selling square foot was up slightly from $72 of inventory per selling square foot for the comparable period last year to $74 of inventory per selling square foot this year. This slight increase was principally due to several factors including the Fitigues acquisition, expanded direct to consumer offerings for all four brands, and the increase in the average price point and its related costs.
     Future Outlook:
•	The Company continues to forecast mid single digit same store sales increases for the balance of the year for the Chico’s brand. The Company is forecasting mid-teen same store sales increases for the rest of fiscal 2006 for the WH|BM brand as WH|BM anniversaries the 30, 40 and 50% increases experienced in the last three quarters of fiscal 2005.

•	Based on the above same store sales forecast, and after taking into consideration the first quarter earnings and May sales results, the Company is now forecasting fiscal 2006 diluted earnings per share in the range of $1.20 to $1.24, which is net of an estimated stock compensation expense of approximately $.08 per diluted share associated with the adoption of SFAS 123R, a slight decrease from its previously issued guidance for fiscal 2006 of $1.23 to $1.26 per diluted share, which also is net of an estimated stock compensation expense of approximately $.08 per diluted share associated with the adoption of SFAS 123R (note that this previous guidance had been stated as a 25% earnings growth rate, excluding the effect of adoption of SFAS 123R).

•	The Company is planning a 30% increase in its selling square footage during fiscal 2006, which is expected to result from approximately 140 to 150 net new stores and 60 to 65 relocations and expansions of existing stores. The anticipated breakdown of new stores by brand for fiscal 2006 is as follows: 63 to 67 WH|BM stores, 45 to 47 Chico’s stores and 33 to 36 Soma stores. The Company’s Form 10-K for fiscal 2005 sets forth the Company’s expectations for the break down of store openings by quarter. The relocations and expansions will likely be 75%-80% Chico’s stores and 20%-25% WH|BM stores, with a quarterly breakdown comparable to the quarterly breakdown for new stores.

•	The Company has increased the square footage growth plan for fiscal 2007 to 25% from its original goal of a 20% increase, with an estimated 165 to 190 net new stores and 40 to 60 relocations/expansions. At this time, the Company estimates these new openings will be broken down by brand as follows: 55 to 65 Soma stores (including full line stores and boutique stores), 60 to 70 WH|BM stores, 45 to 50 Chico’s stores and approximately 5 new Fitigues stores.
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 796 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company owns 507 Chico’s front-line stores, 31 Chico’s outlet stores, 206 White House | Black Market front-line stores, 9 White House | Black Market outlet stores, 19 Soma by Chico’s stores, 10 Fitigues front-line stores and 1 Fitigues outlet store; franchisees own and operate 13 Chico’s stores.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	April 29,	January 29,
	2006	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$26,987	$3,035
Marketable securities, at market	380,240	401,445
Receivables	6,094	7,240
Income taxes receivable	—	5,013
Inventories	115,557	95,421
Prepaid expenses	15,136	13,497
Deferred taxes	14,821	12,327

Total Current Assets	558,835	537,978

Property and Equipment:
Land and land improvements	52,754	44,893
Building and building improvements	54,164	35,573
Equipment, furniture and fixtures	203,064	187,970
Leasehold improvements	220,243	209,342

Total Property and Equipment	530,225	477,778
Less accumulated depreciation and amortization	(145,938)	(131,846)

Property and Equipment, Net	384,287	345,932

Other Assets:
Goodwill	69,348	61,796
Other intangible assets	34,019	34,041
Other assets, net	20,432	19,666

Total Other Assets	123,799	115,503

	$1,066,921	$999,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$64,779	$47,434
Accrued liabilities	91,807	74,586
Current portion of deferred liabilities	743	648

Total Current Liabilities	157,329	122,668

Noncurrent Liabilities:
Deferred liabilities	68,795	65,189
Deferred taxes	877	5,129

Total Noncurrent Liabilities	69,672	70,318

Stockholders’ Equity:
Common stock	1,812	1,817
Additional paid-in capital	211,948	202,878
Unearned compensation	—	(3,710)
Retained earnings	626,290	605,537
Accumulated other comprehensive loss	(130)	(95)

Total Stockholders’ Equity	839,920	806,427

	$1,066,921	$999,413

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 29, 2006		April 30, 2005
	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$296,560	75.7	$267,606	81.8
Net sales by White House/Black Market stores	79,419	20.3	49,163	15.0
Net sales by catalog & Internet	12,336	3.1	7,956	2.4
Other net sales	3,666	0.9	2,530	0.8

Net sales	391,981	100.0	327,255	100.0

Cost of goods sold	150,590	38.4	125,198	38.3

Gross profit	241,391	61.6	202,057	61.7
General, administrative and store operating expenses	148,234	37.8	119,274	36.4
Depreciation and amortization	13,534	3.5	9,370	2.9

Income from operations	79,623	20.3	73,413	22.4
Interest income, net	3,130	0.8	1,509	0.5

Income before taxes	82,753	21.1	74,922	22.9
Income tax provision	30,288	7.7	27,722	8.5

Net income	$52,465	13.4	$47,200	14.4

Per share data:
Net income per common share-basic	$0.29		$0.26

Net income per common & common equivalent share-diluted	$0.29		$0.26

Weighted average common shares outstanding-basic	181,490		179,605

Weighted average common & common equivalent shares outstanding-diluted	183,063		181,383

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(In thousands)

	Thirteen Weeks Ended
	April 29,	April 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,465	$47,200

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	1,653	1,065
Depreciation and amortization, other	13,534	9,370
Deferred tax benefit	(6,804)	(4,560)
Stock-based compensation expense, cost of goods sold	1,538	100
Stock-based compensation expense, general, administrative and store operating expenses	3,766	287
Excess tax benefit of stock-based compensation	(2,629)	—
Tax benefit of stock options exercised	—	9,433
Deferred rent expense, net	749	874
Loss (gain) on impairment and disposal of property and equipment	242	(7)
(Increase) decrease in assets —
Receivables, net	6,128	(3,179)
Inventories	(19,413)	(19,135)
Prepaid expenses and other	(2,383)	(1,979)
Increase in liabilities —
Accounts payable	17,346	16,473
Accrued and other deferred liabilities	23,408	24,041

Total adjustments	37,135	32,783

Net cash provided by operating activities	89,600	79,983

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of marketable securities	21,170	(52,907)
Purchase of Fitigues assets	(7,527)	—
Acquisition of franchise store	(761)	—
Purchases of property and equipment	(59,590)	(25,296)

Net cash used in investing activities	(40,708)	(78,203)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,152	9,033
Excess tax benefit of stock-based compensation	2,629	—
Repurchase of common stock	(31,721)	—

Net cash (used in) provided by financing activities	(24,940)	9,033

Net increase in cash and cash equivalents	23,952	10,813
CASH AND CASH EQUIVALENTS, Beginning of period	3,035	14,426

CASH AND CASH EQUIVALENTS, End of period	$26,987	$25,239